Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE
Alpha Natural Resources Reports Results
For Fourth Quarter, Full Year 2006
•	Net income of $128.2 million for full year vs. $21.2 million in 2005; coal revenues increase 19%

•	Per-ton margin improves 34% in 2006 as 10% gain in pricing for the year outpaces 5% increase in unit cost of coal sold

•	Tax benefit of $55.6 million recorded in fourth quarter

•	Fourth-quarter EBITDA of $56.0 million, including charges of $10.2 million (16% increase from prior year, excluding charges)

•	Production rises in fourth quarter while coal purchases are pared back
ABINGDON, Va., Feb. 14, 2007—Alpha Natural Resources, Inc. (NYSE: ANR), a leading supplier of high-quality Appalachian coal, reported that revenues and profitability rose substantially in 2006 on strong pricing and higher sales volumes.
“Alpha’s ability to supply premium coals and capture leading per-ton revenues was the key driver behind our solid performance in 2006, and helped us counteract some of the productivity challenges we faced in the second half,” said Michael Quillen, Chairman and CEO. “In a business that’s very sensitive to changes in supply and demand, we’ll be carefully managing our mine portfolio this year to preserve those margins, while remaining prepared to seize growth opportunities in a consolidating industry.”
Financial & Operating Highlights – Fourth Quarter
(in millions, except per-share and per-ton amounts)

	Q4 2006	Q4 2005	% Change
Coal revenues	$407.6	$432.1	( 6%)
Net income	$63.3	$12.4	nm
Earnings per diluted share	$0.98	$0.20	nm
EBITDA	$56.0	$54.0	4%
Tons of coal produced and processed	6.0	5.5	8%
Tons of coal sold	7.1	7.8	( 9%)
Coal margin per ton	$10.19	$8.55	19%
MORE
One Alpha Place * P.O. Box 2345 * Abingdon, Virginia 24212 * 866-322-5742 * 276-619-4410 * www.alphanr.com

Alpha Natural Resources, Inc.
Add 1
Note: A reconciliation of EBITDA to net income is included in the notes accompanying the financial schedules.
Financial Performance – Fourth Quarter
Total revenues for the quarter just ended of $458.0 million were $41.7 million less than the same period the year before, which was Alpha’s strongest quarter in 2005. Alpha scaled back its purchased coal volumes by 45 percent compared with the prior year, in tandem with softening market conditions. Coal sales revenues of $407.6 million were 6 percent lower than the fourth quarter of 2005.
Net income for the three months ended Dec. 31, 2006, was $63.3 million, or $0.98 per diluted share. In the fourth quarter of 2005, the company reported net income of $12.4 million, or $0.20 per diluted share.
Results for both periods include a previously announced charge of $3.2 million ($0.05 per diluted share) for stock-based compensation related to Alpha’s initial public offering (IPO) and internal restructuring in February 2005. Also in the most recent quarter, Alpha recorded a pre-tax charge of $7 million, equal to $5.2 million after tax ($0.08 per diluted share), for the previously announced buyout of a multi-year legacy coal supply contract.
Results for the quarter just ended were positively affected by the reversal of a portion of the valuation allowance for deferred tax assets. As of year-end 2006, Alpha had a sufficient earnings history and profit expectations going forward to conclude that it was more likely than not that a portion of its deferred tax asset previously reserved through a valuation allowance would be realized. As a result, the company recorded a tax benefit in the fourth quarter 2006 of $55.6 million ($0.86 per diluted share). This amount reflects future cash flow expected to be gained through future tax deductions.
Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) totaled $56.0 million including the charges noted above in the amount of $10.2 million. In the fourth quarter of 2005, the company reported EBITDA of $54.0 million including charges of $3.2 million.
The definition of EBITDA and a reconciliation to net income, the most closely related GAAP measure, is provided in a table included with the accompanying financial schedules.
Income from operations totaled $21.0 million in the latest quarter compared with $26.3 million in the fourth quarter of 2005. Depreciation, depletion and amortization (DD&A) in the quarter just ended was $9.0 million higher than the fourth quarter of 2005, primarily due to additional DD&A from the Nicewonder and Progress acquisitions.
Interest expense (net) in the most recent quarter was $9.7 million, compared with $10.1 million in the corresponding period of 2005.
Excluding the tax benefit, the company’s effective tax rate would have been approximately 21 percent in the fourth quarter of 2006, compared with 23 percent in the prior-year period.
MORE

Alpha Natural Resources, Inc.
Add 2
Production and Sales – Fourth Quarter
•	Coal margin per ton, a key profitability measure for the company, rose 19 percent year-over-year to $10.19 for the fourth quarter, as a 4 percent increase in per-ton coal prices outpaced a 1 percent rise in unit cost of coal sales. It was the eighth consecutive quarter in which Alpha’s unit margins have improved year-over-year.

•	Produced and processed tons (representing company and contractor-operated mines) totaled 6.0 million tons in the quarter just ended, up 8 percent from the prior year, while coal purchases were scaled back by more than 800,000 tons from an unusually high level in 2005. Coal sales for the quarter just ended were 7.1 million tons, compared with 7.8 million tons sold in the fourth quarter of 2005.

•	Price realizations for metallurgical coal in the fourth quarter were essentially unchanged from the prior year, while steam coal unit pricing improved by 10 percent. The company’s overall realized price per ton for the quarter was $57.71, improving 4 percent year-over-year and 2 percent sequentially.

•	Alpha’s average cost of coal sales per ton in the most recent quarter was 1 percent higher than the corresponding period in 2005, with lower unit costs for purchased coal offsetting cost increases caused by productivity shortfalls at certain Alpha mines.
Financial & Operating Highlights – Full Year
(in millions, except per-share and per-ton amounts)

	FY 2006	FY 2005	% Change
Coal revenues	$1,687.6	$1,413.2	19%
Net income	$128.2	$21.2	nm
Earnings per diluted share	$2.00	$0.38	nm
EBITDA (as adjusted in 2005)	$279.4	$145.1	93%
Tons of coal produced and processed	24.8	20.6	21%
Tons of coal sold	29.1	26.7	9%
Coal margin per ton	$11.52	$8.63	34%
EBITDA, as adjusted, for 2005 includes minority interest. A reconciliation of EBITDA and EBITDA, as adjusted, to net income is included in the notes accompanying the financial schedules.
Financial Performance — Full Year
For the 12 months ended December 31, 2006, Alpha recorded total revenues of $1.91 billion compared with $1.63 billion in 2005. Coal sales revenues climbed 19 percent to $1.69 billion.
MORE

Alpha Natural Resources, Inc.
Add 3
Other revenues grew 24 percent to $34.7 million, with the company’s road construction/coal recovery business contributing $24.0 million of revenue from a full year of operation.
Net income was $128.2 million ($2.00 per diluted share) for the full year 2006 compared with $21.2 million ($0.38 per diluted share) in 2005. Results in 2005 included stock-based compensation charges related to the IPO of $46.4 million ($0.83 per diluted share), while 2006 results included IPO-related charges of $12.8 million after-tax ($0.20 per diluted share), as well as the $5.2 million ($0.08 per diluted share) after-tax charge for the legacy contract buyout in October 2006. 2006 results also were positively affected by the $55.6 million tax benefit that was recorded in the fourth quarter and mentioned earlier.
EBITDA for the full year 2006 rose 93 percent to $279.4 million including charges discussed above for IPO-related stock based compensation and the legacy contract buyout. Excluding those charges, EBITDA was $299.2 million for the full year.
Income from operations totaled $138.1 million in 2006, a $66.0 million increase from 2005. DD&A of $140.9 million increased by $67.7 million from the prior year due to added depreciation from Alpha’s most recent acquisitions.
Net interest expense for the year 2006 totaled $40.9 million compared with $28.9 million in 2005, primarily due to financing of the Nicewonder acquisition and higher interest costs from utilization of the company’s variable rate line of credit. The company’s effective tax rate for the full year 2006 was approximately 26 percent.
Production and Sales — Full Year
•	Coal margin per ton of $11.52 for the full year 2006 climbed 34 percent from the previous year, as price realizations increased by 10 percent while unit cost of coal sales grew only 5 percent.

•	Alpha produced and processed 24.8 million tons of coal in 2006, 21 percent more than in 2005, with acquisitions contributing 5.3 million tons to 2006 production. Alpha scaled back coal purchases as planned, with 4.1 million tons purchased in 2006 compared with 6.3 million tons in 2005. Coal sales volumes reached a new high of 29.1 million tons in 2006, up 9 percent from prior-year levels.

•	Sales of metallurgical coal topped 10 million tons for the second consecutive year in 2006, representing 33 percent of the company’s annual sales volume. Steam coal sales rose from 16.7 million tons to 19.1 million tons, a new high.

•	Price realizations for both steam and metallurgical coal improved year-over-year, with steam unit prices up 18 percent to $49.05 and metallurgical prices up 4 percent to $75.09 per ton. The company’s overall realized price per ton for the full year 2006 topped $58, representing the highest average realization among the major domestic public coal companies.

•	Average unit cost of coal sales for Alpha mines was $42.71 for 2006, while the average unit cost for contract production was $52.83 and $58.76 for coal purchases. The proportion
MORE

Alpha Natural Resources, Inc.
Add 4
of production coming from lower cost surface mines rose to 36 percent last year from 19 percent in 2005.
Quarterly & Full Year Production and Sales Data
(in thousands, except per-ton amounts)

	Q4 ’06	Q4 ’05	%Change	FY 2006	FY 2005	%Change
Production
Produced/processed	5,967	5,541	8%	24,827	20,602	21%
Purchased	1,043	1,888	-45%	4,090	6,284	-35%

Total	7,010	7,429	-6%	28,917	26,886	8%

Tons Sold
Steam	4,706	4,974	-5%	19,050	16,674	14%
Metallurgical	2,357	2,786	-15%	10,029	10,023	0%

Total	7,063	7,760	-9%	29,079	26,698	9%

Coal sales realization/ton
Steam	$48.86	$44.61	10%	$49.05	$41.41	18%
Metallurgical	$75.38	$75.46	0%	$75.09	$72.24	4%

Total	$57.71	$55.68	4%	$58.03	$52.98	10%

Cost of coal sales/ton[1]
Alpha mines	$44.62	$39.54	13%	$42.71	$37.34	14%
Contract mines[2]	$53.30	$50.59	5%	$52.83	$50.55	5%

Total
Produced/processed	$45.96	$41.68	10%	$44.33	$40.07	11%

Purchased	$55.50	$61.90	-10%	$58.76	$58.88	0%

Total	$47.52	$47.14	1%	$46.51	$44.35	5%

Coal margin/ton[3]	$10.19	$8.55	19%	$11.52	$8.63	34%

(1)	Excludes DD&A and SG&A

(2)	Includes coal purchased from third parties and processed at our plants prior to resale

(3)	Coal sales realization per ton less cost of coal sales per ton
Liquidity and Capital Resources
Cash provided by operations during the most recent quarter was $61.8 million and $210.1 million for the full year 2006. For the full year 2005, cash provided by operations was $149.6 million.
Capital expenditures, excluding acquisitions, totaled $21.4 million for the quarter just ended and $131.9 million for the year. The company invested $28.3 million to acquire the Progress Energy assets in May 2006, and made an initial investment of $3.2 million to acquire an interest in Gallatin Materials LLC, a lime manufacturing venture.
At December 31, 2006, Alpha’s total debt outstanding was $445.7 million, compared with $485.8
MORE

Alpha Natural Resources, Inc.
Add 5
million at the end of 2005. The company had available liquidity of $227.2 million at the end of 2006, including cash of $33.3 million and $193.9 million available under the company’s credit facility. For the year ended December 31, 2006, the company’s leverage ratio—defined in the company’s credit facility as debt less cash and cash equivalents divided by adjusted EBITDA—stood at 1.44, and Alpha’s interest coverage ratio—defined in the credit facility as adjusted EBITDA divided by cash interest expense—was 7.52.
Alpha’s balance sheet at December 31, 2006 included total legacy liabilities (workers’ compensation, retiree medical and reclamation) of $136.5 million, with current obligations of $9.1 million. Included in the amounts above are adjustments of $18.0 million to postretirement benefit obligations related to the adoption of SFAS 158, Employers’ Accounting for Defined Pension and Other Postretirement Plans.
Recent Developments
•	On Jan. 13 two miners working the day shift at the Cucumber, W. Va. mine operated by Brooks Run Mining Company, a subsidiary, were fatally injured in a localized roof fall. No other employees were injured in the accident. Our deepest sympathies have been extended to the families of both miners. State and federal inspections of the accident site have been completed with the full cooperation and assistance of Alpha and Brooks Run, and the mine was allowed to reopen on January 18.

•	On Jan. 11, Alpha’s Brooks Run and Callaway Natural Resources subsidiaries won five of 25 Mountaineer Guardian Safety awards jointly presented by the West Virginia Coal Association and the state Office of Miners’ Health, Safety and Training. Three Brooks Run operations amassed a total of 240,000 manhours in 2006 with zero lost-time accidents, while the Callaway division logged more than 600,000 manhours at two surface mines with just one lost-time injury.

•	In early January Alpha announced that it was acquiring a 77.5 percent interest in Gallatin Materials LLC, a lime manufacturing venture in Verona, Ky. Gallatin plans to construct two rotary lime kilns, the first of which is expected to come on line late this year. The lime will be sold to coal-burning electric utilities for use in their scrubbers and to steel producers as a fluxing agent in their furnaces. Alpha’s initial investment in the first phase of the project will be $10.3 million plus a $3.8 million shareholder loan, and will be financed primarily in 2007 either from cash on hand or the company’s revolver.

•	On Jan. 8 Alpha announced that Kevin Crutchfield was promoted to president of the company. In addition to his current duties, Crutchfield will assume responsibility for the company’s operations, sales and marketing, and other functions. He succeeds Michael Quillen in that role. Quillen will remain chairman of the board, a position to which he was appointed in October, as well as chief executive officer, a post he has held with Alpha and its predecessor companies since the beginning of 2003.

•	On Jan. 17 the Virginia Department of Transportation (VDOT) announced that it was authorizing Alpha and another coal company to perform a limited feasibility study on the Coalfields Expressway. The expressway is a proposed four-lane, 51-mile highway through the coalfields of southwestern Virginia. The study will evaluate possible highway
MORE

Alpha Natural Resources, Inc.
Add 6
alignments that will enable the two coal producers to recover coal while developing the road base for the highway. VDOT Commissioner David Ekern said the study will bring the state “one step closer to a win-win situation where the cost of this important expressway is reduced while the valuable natural resources can be recovered.”
Outlook
With utilities adjusting their coal inventories to more normalized levels, and U.S. coal supply outpacing consumption in 2006, the market has softened for steam coal with little clarity on when conditions might turn around sufficiently to support price improvements. Metallurgical markets have been more insulated from significant price movement, and Alpha has contracted most of its metallurgical business for 2007, including virtually all domestic business. Metallurgical coal sales are expected to account for 30-35 percent of expected 2007 sales volumes, similar to 2006.
As of Feb. 5, 2007, 83 percent of Alpha’s planned 2007 production was committed and priced and 7 percent was committed and unpriced, with approximately 2 million tons uncommitted. Committed steam coal prices for 2007 average $48 to $49 a ton and metallurgical prices average $72 to $73 a ton. Approximately 42 percent of the company’s planned production in 2008 was committed, also as of Feb. 5.
Alpha’s expectations for 2007 are as follows:

Planned production (produced & processed)	24 – 25 million tons
Purchased coal	4 – 5 million tons
Avg. realized price/ton sold	$55 — $56
DD&A	$150 million — $155 million
Effective tax rate	26 – 27 percent
Capital expenditures *	$120 million — $150 million

*	(includes Gallatin)
Commenting on Alpha’s outlook for 2007, Quillen said: “Until we see evidence of sustained coal price improvements, we have put together an operating plan that maintains current production levels. During the past year, we reorganized our Kentucky and West Virginia mining operations, and a similar process is now underway in Virginia and Pennsylvania to concentrate production, manpower and capital in lower-cost, more productive reserves. If market conditions warrant it, we’re prepared to take additional steps to rationalize production further to maximize operating margins. We are also going to be prudent with our contract pricing decisions, preserving our opportunities, particularly regarding commitments in 2008 and beyond.”
Fourth-Quarter Earnings Conference Call
Alpha management will hold a conference call at 11:00 a.m. today, Feb. 14, 2007, to discuss the company’s fourth-quarter and full-year results, general performance and outlook. The call will be accessible through the company’s web site (www.alphanr.com), and will be archived on the site for a period of two weeks. A replay will also be available through Feb. 28, 2007 by calling 800-642-1687 (toll-free) or 706-645-9291 and entering pass code 7464690.
MORE

Alpha Natural Resources, Inc.
Add 7
About Alpha Natural Resources
Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to electric utilities, steel producers and heavy industry. Approximately 91 percent of the company’s reserve base is high Btu coal and 84 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also one of the nation’s largest producers and exporters of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 65 mines feeding 10 coal preparation and blending plants. The company and its subsidiaries employ more than 3,500 people.
ANRG
Forward Looking Statements
Certain statements in this news release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Alpha Natural Resources, Inc. (“Alpha” or “the company”) uses the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “should,” “target” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events affecting the company and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These factors are difficult to accurately predict and may be beyond the control of the company. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; competitive factors in the coal industry; the company’s ability to integrate acquired businesses into Alpha’s existing operations; successful completion of project construction plans and marketing agreements for the Gallatin Materials LLC investment; Alpha’s ability to maintain an adequate labor force and other employee workforce factors; weather conditions or catastrophic weather-related damage; the company’s production capabilities; the company’s relationships with, and other conditions affecting its customers; the timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting Alpha’s coal mining and production, and those affecting its customers’ coal usage; railroad, vessel and other transportation performance and costs; the geological characteristics of Central and Northern Appalachian coal reserves; Alpha’s assumptions concerning economically recoverable coal reserve estimates; regulatory and court decisions; future legislation and changes in regulations, governmental policies or taxes; uncertainties of pending litigation; changes in postretirement benefit and pension obligations; and Alpha’s liquidity, results of operations and financial condition. These and other risk factors and uncertainties are discussed in greater detail in the company’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements made by the company in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued. In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.
Investor / Media Contact
Ted Pile, Alpha Natural Resources (276) 623-2920
MORE

Alpha Natural Resources, Inc.
Add 8
NOTES TO ACCOMPANYING CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS
Reconciliation of EBITDA
EBITDA is a non-GAAP financial measure used by management to gauge operating performance. Alpha defines EBITDA as net income or loss plus interest expense, income taxes, and depreciation, depletion and amortization, less interest income. Management presents EBITDA as a supplemental measure of the company’s performance and debt-service capacity that may be useful to securities analysts, investors and others. EBITDA is not, however, a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or cash flow as determined in accordance with U.S. GAAP. Moreover, EBITDA is not calculated identically by all companies. A reconciliation of EBITDA and EBITDA as adjusted for minority interest to net income, the most directly comparable U.S. GAAP measure, is provided in an accompanying table.
FINANCIAL TABLES FOLLOW
MORE

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Coal revenues	$407,614	$432,110	$1,687,553	$1,413,174
Freight and handling revenues	45,234	58,904	188,366	185,555
Other revenues	5,105	8,669	34,743	27,926

Total revenues	457,953	499,683	1,910,662	1,626,655

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	335,619	365,792	1,352,450	1,184,092
Freight and handling costs	45,234	58,904	188,366	185,555
Cost of other revenues	3,812	7,349	22,982	23,675
Depreciation, depletion and amortization	36,588	27,600	140,851	73,122
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above)	15,723	13,718	67,952	88,132

Total costs and expenses	436,976	473,363	1,772,601	1,554,576

Income from operations	20,977	26,320	138,061	72,079

Other income (expense):
Interest expense	(9,976)	(10,537)	(41,774)	(29,937)
Interest income	325	389	839	1,064
Miscellaneous income (expense), net	(1,600)	52	523	91

Total other income (expense), net	(11,251)	(10,096)	(40,412)	(28,782)

Income from continuing operations before income taxes and minority interest	9,726	16,224	97,649	43,297
Income tax expense (benefit)	(53,559)	3,812	(30,519)	18,953
Minority interest	—	—	—	2,918

Income from continuing operations	63,285	12,412	128,168	21,426

Discontinued operations:
Loss from discontinued operations before income taxes and minority interest	—	—	—	(378)
Income tax benefit	—	—	—	(93)
Minority interest	—	—	—	(72)

Loss from discontinued operations	—	—	—	(213)

Net income	$63,285	$12,412	$128,168	$21,213

Net income per basic and diluted share, as adjusted in 2005
Income from continuing operations	$0.98	$0.20	$2.00	$0.38
Loss from discontinued operations	—	—	—	—

Net income per basic and diluted share	$0.98	$0.20	$2.00	$0.38

Weighted average shares-basic	64,361,693	63,023,258	64,093,571	55,664,081

Weighted average shares-diluted	64,389,995	63,401,287	64,150,780	56,049,546

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share amounts)

	December 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$33,256	39,622
Trade accounts receivable, net	171,195	147,961
Notes and other receivables	6,466	10,330
Inventories	76,844	76,788
Prepaid expenses and other current assets	50,893	44,214

Total current assets	338,654	318,915

Property, plant, and equipment, net	637,136	582,750
Goodwill	20,547	18,641
Other intangibles, net	11,720	11,014
Deferred income taxes	94,897	38,967
Other assets	42,839	43,371

Total assets	$1,145,793	1,013,658

Liabilities and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt	$3,254	3,242
Notes payable	20,941	59,014
Bank overdraft	23,814	17,065
Trade accounts payable	75,986	99,746
Deferred income taxes	7,601	11,243
Accrued expenses and other current liabilities	90,594	93,531

Total current liabilities	222,190	283,841

Long-term debt, net of current portion	421,456	423,547
Workers’ compensation benefits	7,169	5,901
Postretirement medical benefits	50,712	24,461
Asset retirement obligation	69,495	46,296
Deferred gains on sale of property interests	3,885	5,762
Other liabilities	26,887	11,085

Total liabilities	801,794	800,893

Minority Interest	(50)	—

Stockholders’ equity
Preferred stock — par value $0.01, 10,000,000 shares authorized, none issued	—	—
Common stock — par value $0.01, 100,000,000 shares authorized, 64,964,287 and 64,420,414 shares issued and outstanding	650	644
Additional paid-in capital	215,020	193,608
Accumulated other comprehensive loss	(19,019)	—
Retained earnings	147,398	18,513

Total stockholders’ equity	344,049	212,765

Total liabilities and stockholders’ equity	$1,145,793	1,013,658

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Twelve months ended
	December 31,
	2006	2005
Operating activities:
Net income	$128,168	21,213
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	140,851	73,405
Amortization of debt issuance costs	2,282	3,357
Accretion of asset retirement obligation	4,874	3,514
Virginia tax credit	—	(343)
Stock-based compensation — non-cash	20,463	39,045
Minority interest	—	2,846
Deferred income taxes	(47,803)	3,736
Other non-cash items	(1,524)	(1,219)
Changes in operating assets and liabilities	(37,230)	4,089

Net cash provided by operating activities	210,081	149,643

Investing activities:
Capital expenditures	$(131,943)	(122,342)
Proceeds from disposition of property, plant, and equipment	1,471	5,450
Purchase of acquired companies	(31,532)	(221,869)
Payment of additional consideration on prior acquisition	—	(5,000)
Investment in and advances to investee	(344)	(1,234)
Collections on note receivable from coal supplier	3,000	5,608
Other	(698)	—

Net cash used in investing activities	(160,046)	(339,387)

Financing activities:
Repayments of notes payable	(58,315)	(15,228)
Proceeds from issuance of long-term debt	286,821	323,000
Repayments of long-term debt	(290,210)	(82,743)
Increase in bank overdraft	6,749	7,041
Proceeds from initial public offering, net of offering costs	—	598,066
Repayment of restructuring notes payable	—	(517,692)
Distributions to prior members of ANR Holdings, LLC subsequent to Internal Restructuring	(2,400)	(71,135)
Distributions to prior members of ANR Holdings, LLC prior to Internal Restructuring	—	(7,732)
Payment of Sponsor Distribution related to Internal Restructuring	—	(3,600)
Debt issuance costs	—	(8,201)
Proceeds from exercise of stock options	954	—
Other	—	199

Net cash provided by (used in) financing activities	(56,401)	221,975

Net increase (decrease) in cash and cash equivalents	(6,366)	32,231
Cash and cash equivalents at beginning of period	39,622	7,391

Cash and cash equivalents at end of period	$33,256	39,622

The following table reconciles EBITDA and EBITDA, as adjusted, to net income, the most directly comparable GAAP measure:

	Quarter ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005
	(In thousands)		(In thousands)
Net income	$63,285	12,412	$128,168	21,213
Interest expense	9,976	10,537	41,774	29,937
Interest income	(325)	(389)	(839)	(1,064)
Income tax expense (benefit)	(53,559)	3,812	(30,519)	18,953
Depreciation, depletion and amortization	36,588	27,600	140,851	73,122

EBITDA	55,965	53,972	279,435	142,161

Minority interest	—	—	—	2,918

EBITDA, as adjusted	$55,965	53,972	$279,435	145,079